Exhibit 10.1

May 5, 2025

DigiAsia Corp.

One Raffles Place #28-02
Singapore 048616

Attn: Prashant Gokarn, Chief Executive Officer

E-mail: prashant.gokarn@digiasia.asia

VIA ELECTRONIC MAIL

Re: Side Letter to the Third Forbearance Agreement

Dear Sirs:

This Side Letter Agreement (this "Letter Agreement") is entered into as of the date set forth above by and between DigiAsia Corp., an exempted company organized under the laws of the Cayman Islands (the "Company"), Helena Special Opportunities LLC (“Helena” and a “Holder”), a Cayman Islands limited liability company, and Scieniti LLC, a Texas domestic limited liability company (“Scieniti, a Holder, and together with Helena, the “Holders”). This Letter Agreement is intended to amend and supplement the terms of that certain Third Forbearance Agreement dated as of April 15, 2025 (the “Third Forbearance Agreement”) entered into in connection with that certain Securities Purchase Agreement, dated as of June 17, 2024 (the “Purchase Agreement”), and follows (i) that certain Forbearance Agreement, dated as of October 28, 2024 (the “First Forbearance Agreement”), and (ii) that certain Second Forbearance Agreement, dated as of January 21, 2025 (the “Second Forbearance Agreement” and, together with the First Forbearance Agreement and the Third Forbearance Agreement, the “Forbearance Agreements”). Pursuant to the Third Forbearance Agreement, the Holders agreed to temporarily forbear from exercising certain rights and remedies arising under the Purchase Agreement and related Transaction Documents in connection with certain existing Events of Default (as defined in the Purchase Agreement), subject to the Company’s compliance with the terms set forth in the Third Forbearance Agreement. The Company and the Holders are together referred to herein as the “Parties” or each of them individually as a “Party”. Capitalized terms in this Letter Agreement shall have the meanings given to them in the Third Forbearance Agreement, unless otherwise defined herein.

Pursuant to Section 1 of the Third Forbearance Agreement, the Company agreed to cause to be issued 5,000,000 Ordinary Shares (the “Forbearance Shares”) to each of the Holders on or before April 15, 2025 (the “Delivery Date”). Pursuant thereto, each Holder agreed that the proceeds from the sale of their respective Forbearance Shares would be applied against amounts owing under the Notes (the “Bond Paydown”) as follows: (i) with respect to Helena, for every dollar of proceeds received from the sale of the first 3,000,000 Forbearance Shares sold by Helena, $0.75 shall be applied to the outstanding balance of the Class A Note; and (ii) with respect to Scieniti, for every dollar of proceeds received from the sale of the first 3,000,000 Forbearance Shares sold by Scieniti, $0.75 shall be applied to the outstanding balance of the Class B Note.

The Company and each of the Holders acknowledge and agree that, as of the date hereof, of the 5,000,000 Forbearance Shares owed to each Holder, each Holder only received 4,609,362 Forbearance Shares. As a result, the Company acknowledges that it has not fully satisfied its obligations under Section 1 of the Third Forbearance Agreement as of the Delivery Date.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders hereby agree as follows with respect to the Third Forbearance Agreement: (i) the Company acknowledges that, of the 5,000,000 Forbearance Shares originally agreed to be issued to each Holder, only 4,609,365 Forbearance Shares were delivered, and accordingly, the portion of such Forbearance Shares to be applied toward the repayment of the Notes (the “Note Paydown”) shall be reduced on a pro rata basis such that (a) the proceeds from the sale of only 2,000,000 Forbearance Shares shall be allocated toward the Note Paydown in accordance with the Third Forbearance Agreement, and (b) the remaining 2,609,365 Forbearance Shares (the “Remainder Forbearance Shares”), together with any proceeds from the sale thereof, shall be retained by the Holders with no obligation to apply the proceeds from the sale of such Remainder Forbearance Shares to the Note Paydown. Further, the Company and the Holders agree that interest in the amount of $88,503.27 owing to Helena (the “Accrued Interest”) accrued under the Notes as of the Delivery Date shall be satisfied on the date hereof.

For the avoidance of doubt each of the undersigned acknowledge and agree that notwithstanding any provision of the Note, the Purchase Agreement, or the Forbearance Agreements, the Holders shall have no obligation to provide any further funding under the Note or fund any additional funding.

Except as otherwise set forth herein, all terms and conditions of the Transaction Documents shall remain in full force and effect, including, without limitation, to each of the Holder’s rights and the Company’s obligations under the Purchase Agreement, the Notes, or the Forbearance Agreements.

The Company hereby represents, warrants and covenants to each of the Holders that nothing contained herein or otherwise disclosed to each of the Holders by the Company in connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to each of the Holders by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) each of the Holders have no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) each of the Holders have not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This Letter Agreement shall be governed by and construed in accordance with the governing law provisions of the Purchase Agreement. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

[Signature Page to the Letter Agreement]

Very truly yours, DIGIASIA CORP. By: /s/ Prashant Gokarn Name: Prashant Gokarn Title: Chief Executive Officer

Acknowledged and Agreed:

HELENA SPECIAL OPPORTUNTIES LLC

By:      /s/ Lawrence Cutler

Name: Lawrence Cutler

Title:   Authorized Signatory